Exhibit 99.1

Omeros Corporation Reports Second Quarter 2015 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA -- August 10, 2015 -- Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the second quarter of 2015, which include:

•	Revenues of $3.2 million, $3.1 million of which resulted from net product sales of Omidria® (phenylephrine and ketorolac injection) 1% / 0.3% following its broad commercial U.S. launch in mid-April
•	Net loss of $16.7 million, or $0.44 per share, which included $2.7 million ($0.07 per share) of non-cash expenses for the three months ended June 30, 2015
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Omidria reimbursement has already been established from all Medicare Administrative Contractors across all states in the U.S. and Puerto Rico and from nearly all of the nation’s top 30 commercial payers and others, representing approximately 135 million insured lives

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Establishing Omidria financial assistance program for patients covered by government insurers and a copay program for those commercially insured – both programs are designed to expand access to Omidria to all U.S. cataract surgery patients

•	European Commission (EC) approved Omidria for use during cataract surgery and lens replacement procedures throughout the European Union (EU) as well as in Iceland, Lichtenstein, and Norway.
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Based on results seen in patients participating in the Phase 2 trial, investigator-requested extended access to OMS721 is now available for compassionate use to European patients with TMAs including atypical hemolytic uremic syndrome (aHUS)

•	Entered into exclusive out-licensing agreement for commercialization of OMS103 in the U.S.

“Building on the momentum of our successful controlled Omidria launch, we made the product widely available in mid-April to ophthalmic surgeons and their practices in the U.S. In addition to driving breadth of expansion in our customer base across ambulatory surgery centers and hospital outpatient departments including those at 340B-eligible hospitals and academic institutions, we have focused on securing coverage and reimbursement for Omidria patients broadly across both government payers like Medicare and commercial payers,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Our efforts have been successful and, further supported by our patient assistance and commercial copay programs, we expect to make Omidria accessible by all patients across all insurer types, removing any remaining financial impediment to use of Omidria for all who qualify. We expect that success in the U.S. will help us in Europe where the drug was recently approved for commercialization, and we are pursuing our strategy of entering into one or more marketing and distribution partnerships. Through our OMS103 commercialization agreement with Fagron, sales should begin this year, adding to the revenue stream generated by Omidria. OMS721, in a Phase 2 clinical program for aHUS and other TMAs, now has both orphan and Fast Track designations from FDA, is available for compassionate use in Europe, and additional clinical trial data are expected soon.”

Second Quarter and Recent Highlights and Developments

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Omeros initiated the broad U.S. launch of Omidria in April 2015, selling to wholesalers, which in turn sell to ambulatory surgery center (ASC) and hospital customers. This followed a successful controlled launch of Omidria in February 2015, during which the company sold Omidria directly to a small number of ASCs in the U.S.

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Omeros entered into a Pharmaceutical Pricing Agreement with the Secretary of Health and Human Services, which enables certain entities that qualify for government pricing under the Public Health Services Act to receive discounts on their qualified purchases of Omidria, and a Federal Supply Schedule agreement under which certain U.S. government purchasers receive a discount on eligible purchases of Omidria. The company expects that these agreements will further advance adoption of Omidria with those entities and government purchasers.

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Omeros has established reimbursement for Omidria from all Medicare Administrative Contractors and has secured coverage from nearly all of the top 30 commercial insurers, including Aetna, Cigna, Humana, Tri-Care, Wellpoint-Anthem and UnitedHealth Group. Of the approximately 155 million lives represented by those top 30 insurers, coverage for Omidria has been secured to date for approximately 135 million. Additional insurers, including AARP, USAA and many of the Blue Cross/Blue Shield organizations, have also been confirmed.

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To make Omidria accessible by all patients, Omeros is establishing both a patient assistance program to support government-insured patients who meet certain financial criteria as well a commercial copay program whereby Omeros will financially assist patients whose commercial coverage inadequately reimburses for Omidria.

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The EC approved Omidria for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. This approval allows for the marketing of Omidria in all EU member states plus Iceland, Lichtenstein, and Norway. Decisions about price and reimbursement for Omidria are made on a country-by-country basis and will be required before marketing may occur in a particular country. Omeros’ strategy remains to enter into one or more partnerships for the marketing and distribution of Omidria in the EU member states and other European countries.

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Omeros’ OMS721, the company's lead human monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (MASP-2), received Fast Track Designation from the FDA for the treatment of patients with atypical hemolytic uremic syndrome (aHUS). Omeros is currently evaluating the drug in a Phase 2 clinical trial for the treatment of aHUS and other thrombotic microangiopathies (TMAs). TMAs are a family of rare, debilitating and life-threatening disorders characterized by excessive thrombi (clots) in the microcirculation of the body's organs, most commonly the kidney and brain. Based on results seen in patients participating in the Phase 2 trial, Omeros has made OMS721 available for expanded access for compassionate use.

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Omeros and affiliates of Fagron NV, Fagron Sterile Services and JCB Laboratories (collectively Fagron), entered into an exclusive license agreement for the U.S. commercialization of Omeros’ OMS103, developed by Omeros for use during arthroscopic surgery. Fagron is obligated to meet performance diligence requirements including the commencement of commercial supply of OMS103 in 2015.

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The company is discussing with FDA the re-initiation of the OMS824 Phase 2 Huntington’s and schizophrenia programs following submission of the package of nonclinical materials requested by the FDA. The company looks forward to re-activating enrollment in its Phase 2 clinical programs as soon as possible.

Financial Results

For the quarter ended June 30, 2015, revenue was $3.2 million, including $3.1 million from Omidria sales and grant revenue of $62,000. Grant revenue for the quarter ended June 30, 2014 was $45,000.

Total costs and expenses for the three months ended June 30, 2015 were $19.2 million compared to $17.3 million for the same period in 2014. The increase was primarily due to expenses related to sales and marketing costs for the broad U.S. commercial launch of Omidria.

For the three months ended June 30, 2015, Omeros reported a net loss of $16.7 million, or $0.44 per share, which included noncash expenses of $2.7 million ($0.07 per share). This compares to a net loss of $18.0 million, or $0.53 per share, for the same period in 2014, which included noncash expenses of $2.2 million ($0.06 per share).

At June 30, 2015, Omeros had cash, cash equivalents and short-term investments of $51.4 million.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 2186632. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 2186632.

To access the live or subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria® (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the EU, European Commission (EC) has approved Omidria for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has partnered its arthroscopic product, OMS103, for commercialization with Fagron Sterile Services and affiliated JCB Laboratories. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, product commercialization including with respect to Omidria® and OMS103, risks associated with Omeros’ ability to partner and commercialize Omidria in Europe, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Omeros Corporation

Investor and Media Relations

206.676.5000

ir@omeros.com

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Product sales	$3,125	$—	$3,363	$—
Grant revenue	62	45	212	145
Total revenue	3,187	45	3,575	145
Costs and expenses:
Cost of product sales	365	—	376	—
Research and development	10,900	12,407	20,218	24,424
Selling, general and administrative	7,889	4,855	16,878	8,622
Total costs and expenses	19,154	17,262	37,472	33,046
Loss from operations	(15,967)	(17,217)	(33,897)	(32,901)
Interest expense	(937)	(939)	(1,894)	(1,611)
Investment income and other income (expense), net	224	165	442	(121)
Net loss	$(16,680)	$(17,991)	$(35,349)	$(34,633)
Basic and diluted net loss per share	$(0.44)	$(0.53)	$(0.95)	$(1.07)
Weighted-average shares used to compute basic and diluted net loss per share	37,846,832	33,933,356	37,165,196	32,415,198

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
Cash, cash equivalents and short-term investments	$51,446	$6,886
Total assets	58,637	11,090
Total current liabilities	20,096	18,431
Notes payable	30,771	32,709
Accumulated deficit	(363,395)	(328,046)
Total shareholders’ equity (deficit)	7,932	(42,654)